EXHIBIT 99.1

FOR IMMEDIATE RELEASE

e.DIGITAL PATENT REEXAMINATION UPDATE

Reexam of Flash Memory ‘737 and ‘774 Patents Favorably Concluded

(SAN DIEGO, CA, – September 25, 2012) – e.Digital Corporation (OTCQB: EDIG), a long standing source of innovation and future-defining patented technologies, today reported that the United States Patent and Trademark Office (USPTO) has accepted its supplemental declaration filed in response to an earlier rejection by the USPTO of one claim in the Company’s patent US 5,742,737. “We are very pleased with the USPTO’s decision to admit our supplemental declaration thereby allowing the original claim without substantive modification,” said Fred Falk, president and CEO of e.Digital Corporation.

“This concludes the reexamination of the ‘737 patent, and along with previous modifications to our ‘774 patent announced in May 2012, concludes all open reexamination matters,” added Falk. “Overall we believe the reexam process has strengthened and reaffirmed important patent claims allowing us to aggressively move forward with Flash-R patent portfolio monetization activities.”

Notice of the USPTO action, "Notice of intent to issue a reexam certificate," can be found on the USPTO Public PAIR website, http://portal.uspto.gov/external/portal/pair, by referencing application number 90/011,379.

About e.Digital Corporation: For more than 20 years, e.Digital's ideas and inventions have impacted the evolution of consumer products. Today, e.Digital innovations, including its Flash-R™ portfolio of flash memory-related patents, are essential to many portable consumer electronic products. The Company pioneered dedicated portable in-flight entertainment systems and more than 30 airlines have made e.Digital powered products their in-flight entertainment choice. For more information about e.Digital, please visit: www.edigital.com.

Safe Harbor statement under the Private Securities Litigation Reform of 1995: All statements made in this document, other than statements of historical fact, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development, expected future developments and other factors that we believe are appropriate under the circumstances. These forward-looking statements are based on the then-current expectations, beliefs, assumptions, estimates and forecasts about the businesses of the Company and the industries and markets in which the Company operates. Actual outcomes and results may differ materially from what is expressed or implied by the forward-looking statements. More information about potential factors that could affect the Company can be found in its most recent Form 10-K, Form 10-Q and other reports and statements filed with the Securities and Exchange Commission (“SEC”). e.Digital Corporation disclaims any intent or obligation to update these or any forward-looking statements, except as otherwise specifically stated by it.

CONTACT: e.Digital Corporation: Investor Relations, (858) 304-3016 ext. 205, ir@edigital.com